Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210 goodwinlaw.com
+1 617 570 1000

September 20, 2021

Markforged Holding Corporation

480 Pleasant St,

Watertown, MA 02472

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 42,500,000 shares (the “Plan Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of Markforged Holding Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Stock Option and Incentive Plan (the “Plan”), 1,400,000 shares (the “Earnout Shares”) of Common Stock that may be issued pursuant to the Plan to be used solely and exclusively for the grant of restricted stock units pursuant to Section 3.5 of the Agreement and Plan of Merger, dated as of February 23, 2021, by and among one, Caspian Merger Sub Inc. and MarkForged, Inc. (the “Merger Agreement”), and 4,700,000 shares (the “ESPP Shares”) of Common Stock that may be issued pursuant to the Markforged Holding Corporation 2021 Employee Stock Purchase Plan (the “ESPP”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Plan Shares, Earnout Shares and ESPP Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, Merger Agreement and ESPP, respectively, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP